Exhbit 99.2

                 Mentor Graphics Updates 2005 Outlook

    WILSONVILLE, Ore.--(BUSINESS WIRE)--April 27, 2005--Mentor Graphics Corporation (Nasdaq:MENT) today updated 2005 guidance. While weakness experienced in the first quarter is expected to continue through the second quarter of 2005, the company anticipates the second half of 2005 will remain at previously guided revenues and earnings, based on a healthy number of contract renewals due in the fourth quarter.
    For the second quarter, revenues are expected to be approximately $155 million with pro forma earnings per share ranging between a loss of $.10 and break-even, with a GAAP loss of between $.14 and $.04 per share. In the third quarter, revenues are expected to be approximately $180 million and pro forma earnings per share of approximately $.10, with GAAP earnings per share of about $.06. For the fourth quarter, revenues should be approximately $226 million with pro forma earnings per share of about $.54 and GAAP earnings per share of about $.49.
    For the full year 2005, we expect revenues of about $725 million, a 2% growth from 2004. Pro forma earnings are anticipated to range between $.55 and $.65. GAAP earnings per share are expected to range between $.36 and $.46.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of over $700 million and employs approximately 3,850 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: http://www.mentor.com/.
    Mentor Graphics and Calibre are registered trademarks and Scalable Verification is a trademark of Mentor Graphics Corporation.
    In the calculation of pro forma earnings, gross margin and operating expenses, Mentor Graphics excludes amortization of acquired intangibles and write-offs of in-process R&D from acquisitions. Included in pro forma earnings was a $1million gain related to the sale of a building classified in other income, net. Also, excluded are non-operating and non-recurring items classified as special charges such as restructure expenses and asset impairments, as well as income tax expense in excess of a normalized 17% effective tax rate. These excluded items are generally infrequent, less predictable and are often non-cash in nature. Mentor Graphics believes that excluding these items provides investors with a representation of its core performance, and a pro forma base line for assessing the future earnings potential of Mentor Graphics.
    These pro forma measures should be assessed in conjunction with GAAP earnings measures for a more complete understanding of the Company's results. Since pro forma measures exclude certain items, differences in earnings from GAAP can be significant; Mentor Graphics management evaluates its performance under both measures for a complete understanding of its results. Investors are encouraged to review both measures for their evaluations and consider the GAAP earnings measures as the most complete measure of Mentor Graphics' overall performance.

    Statements in this press release regarding the Company's outlook for future periods constitute "forward-looking" statements based on current expectations within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to successfully offer products and services that compete in the highly competitive EDA industry including the risk that the Company's technology, products or inventory become obsolete; (ii) reductions in spending on EDA tools by the Company's customers due to cyclical downturns or initiatives to increase profitability, (iii) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings, licensing and intellectual property rights protection; (iv) changes in tax laws, regulations or enforcement practices where the Company does business;
(v) effects of the increasing volatility of foreign currency fluctuations on the Company's business and operating results; (vi) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate, (vii) the Company's ability to successfully integrate and manage its acquisitions, all as may be discussed in more detail under the heading "Factors That May Affect Future Results and Financial Condition" in the Company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding outlook do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.


Mentor Graphics Corporation
As of April 27, 2005
Reconciliation of Forward Looking Diluted Net Income per Share Between GAAP and Earnings Before Amortization of Acquired Intangibles and
Special Charges
(Unaudited)
$ in Millions except per share data

                             Q2 2005                      Q2 2005
                              GAAP        Adjustments    Pro Forma
                        ----------------- ----------- ----------------
Revenue                       $155              -          $155
Diluted earnings per
 share                  ($0.14) - ($0.04)   $0.04 (a) ($0.10) - $0.00

                             Q3 2005                      Q3 2005
                              GAAP        Adjustments    Pro Forma
                        ----------------- ----------- ----------------
Revenue                       $180              -          $180
Diluted earnings per
 share                       $0.06          $0.04 (a)      $0.10

                             Q4 2005                      Q4 2005
                              GAAP        Adjustments    Pro Forma
                        ----------------- ----------- ----------------
Revenue                       $226              -          $226
Diluted earnings per
 share                       $0.49          $0.05 (a)     $0.54

                              2005                         2005
                              GAAP        Adjustments    Pro Forma
                        ----------------- ----------- ----------------
Revenue                       $725              -          $725
Diluted earnings per
 share                     $0.36 - $0.46    $0.19 (a)   $0.55 - $0.65


(a) GAAP to Pro Forma adjustments include amortization of intangibles, the tax effect on these adjustments and differences between GAAP and Pro Forma tax rates.

    CONTACT: Mentor Graphics Corporation
             Ryerson Schwark, 503-685-1462
             ryschwark@mentor.com
             or
             Dennis Weldon, 503-685-1462
             dennisweldon@mentor.com